4% SENIOR UNSECURED CONVERTIBLE DEBENTURE

ISSUED BY NOVATEL INC.

DATED OCTOBER 17, 2007

NOVATEL INC.

4% SENIOR UNSECURED CONVERTIBLE DEBENTURE

NOVATEL INC., a corporation incorporated under the laws of Canada for value received, hereby acknowledges itself indebted to and promises to pay to, or to the order of, HEXAGON AB, a corporation incorporated under the laws of Sweden, the principal sum of Thirty Eight Million Two Hundred Two Thousand Two Hundred Fifty United States Dollars (US$38,202,250) in lawful money of the United States (the “Principal Amount”) on October 17, 2012 (the “Maturity Date”), or on such earlier date as the Principal Amount may become due or payable in accordance with the provisions of this Debenture, together with interest from the date hereof at the rate of 4% per annum, calculated and compounded annually and payable on the first day of June and the first day of December of each year.

1.                 Definitions

In this Debenture, including this Section, unless there is something in the subject matter or context inconsistent therewith:

(a)                        “Acceleration Notice” has the meaning specified in Section 11(b);

(b)                       “Business Day” means a day on which banks are open for business in Alberta, but does not in any event include a Saturday or a Sunday or a statutory holiday in Alberta or Sweden;

(c)                        “Common Share Reorganization” has the meaning specified in Section 6(a);

(d)                       “Common Shares” means, subject to the provisions of Section 5, the common shares in the share capital of the Corporation as such shares exist on the date hereof, or shares resulting from a subdivision, redivision, reduction, combination or consolidation, merger, amalgamation or reorganization thereof or from successive such subdivisions, redivisions, reductions, combinations or consolidations, mergers, amalgamations, or reorganizations;

(e)                        “Corporation” means NovAtel Inc. and its successors under this Debenture;

(f)                          “Conversion Price” means $50.00, subject to adjustment in accordance with Section 6;

(g)                        “Conversion Notice” has the meaning specified in Section 5(a);

(h)                       “Convertible Securities” means securities issued by the Corporation that are convertible into or exchangeable for Common Shares;

(i)                          “Dilutive Rights Offering” means a Rights Offering other than one pursuant to which the holders of Common Shares acquire only:

(i)                          rights, options or warrants to acquire, within a period expiring not more than 45 days from the date of issue thereof, Common Shares at a price, or Convertible Securities having a conversion, exchange or exercise price, of not less than 95% of the Fair Market Value of the Common Shares on the earlier of (i) the record date at which holders of Common Shares are determined for purposes of such issue, and (ii) the date the Corporation announces its intention to make such issue; and/or

(ii)                      rights to receive dividends, in lieu of receiving a cash dividend in the ordinary course, in Common Shares or Convertible Securities, having a fair market value, as determined by the Board of Directors of the Corporation at the time such dividend is declared based upon the Fair Market Value of the Common Shares at such time, that is substantially equivalent to the amount of such cash dividend;

(b)                       “Event of Default” has the meaning specified in Section 11(a);

(c)                        “Fair Market Value” of the Common Shares on any date means:

(i)                          if such shares are then listed for trading on a recognized stock exchange in Canada or the United States of America, the weighted average price per share at which such shares have traded on the principal recognized stock exchange in Canada or the United States of America on which such shares are listed for trading during a period of 20 consecutive trading days ending five trading days before such date; and

(ii)                      if Section (i) is not applicable:

(A)                    a value as agreed to between the Corporation and the Holder; or

(B)                     failing such agreement, the Fair Market Value must be determined by an independent outside evaluator, which shall be an investment banking firm, agreed upon by mutual consent of the Corporation and the Holder or, failing such agreement within 10 days from the date of the fact or event requiring the determination of the Fair Market Value, upon the motion of either the Corporation or the Holder, selected by the Court of Queen’s Bench in Calgary, Alberta (the “Valuator”). The Valuator shall determine the Fair Market Value based on the net asset value of the Corporation based on audited assets and liabilities of the Corporation (excluding provisions for future income taxes and site restoration) with property values adjusted to reflect, in the case of a commercial project that is proceeding, the value of the Corporation’s proved plus one-half probable reserves determined at a present value after-tax discount rate of 8%, and the value of undeveloped land based on a mutually satisfactory independent outside valuation. The Valuator shall inform the Corporation and the Holder of its results in a written valuation report within 30 days of this appointment. The Fair Market Value determined in accordance with the foregoing provisions shall be final and binding, except in cases of fraud. The costs of this valuation shall be borne by the Corporation;

(d)                       “Holder” means Hexagon AB and its successors and permitted assigns as the holder of this Debenture;

(e)                        “Issuer Bid” means an “issuer bid” as defined in the Securities Act (Alberta);

(f)                          “Mandatory Conversion Notice” has the meaning specified in Section 5(b);

(g)                        “Month” means a calendar month;

(h)                       “Offered Common Shares” means Common Shares that may be issued pursuant to a Rights Offering other than Common Shares that may be issued on the conversion or exchange of Convertible Securities issued pursuant to a Rights Offering;

(i)                          “Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or’ political subdivision thereof or any other form of entity;

(j)                           “Principal Amount” has the meaning specified in the opening paragraph of this Debenture;

(k)                       “Rights Offering” means an issuance by the Corporation of rights, options or warrants to all or substantially all of the holders of Common Shares pursuant to which they are entitled to subscribe for, purchase or otherwise acquire any Common Shares or Convertible Securities;

(l)                          “Take-Over Bid” means a “take-over bid” as defined in section 206(1) of the Canada Business Corporations Act; and

(m)                   “this Debenture”, “hereby”, “hereof” and “hereunder” means this amended and restated instrument and every instrument entered into supplementary hereto or in implementation hereof.

Section 2                             Payment of Principal Amount

(a)                        The Principal Amount shall be payable in full on the Maturity Date or on such earlier date as the Principal Amount may become due or payable in accordance with the provisions of this Debenture.

(b)                       The Corporation shall not have any right to prepay the Principal Amount, either in whole or in part.

Section 3                             Payment of Interest

(a)                        Interest on the Principal Amount outstanding from time to time shall accrue at a rate of 4% per annum and be calculated and compounded annually, before and after maturity, default and judgment, with interest on amounts in default at the same rate.

(b)                       Subject to Section 4, interest accrued on the Principal Amount pursuant hereto shall be payable on the first day of June and the first day of December of each year.

Section 4                             Payments Generally

(a)                        All payments of the Principal Amount and interest thereon shall be in US dollars and shall be made at the address of the Holder for the giving of notices in accordance with Section 13 (as such address may be changed from time to time in accordance with Section 13) prior to 12:00 p.m. local time at such address on the due date thereof

(b)                       If a payment of Principal Amount or interest would otherwise be payable on a day which is not a Business Day, the date on which such payment shall be due and payable shall be extended to the next following Business Day and any interest accruing on such amount shall continue to accrue until such next following Business Day.

(c)                        All payments by the Corporation hereunder shall be applied first to amounts due and payable pursuant hereto other than the Principal Amount and interest thereon, next to interest accrued on the Principal Amount and lastly to payment of the Principal Amount.

Section 5                             Conversion

(a)                        Subject to the provisions in this Section 5, the Holder shall have the right from and after the 90th day following the date hereof and prior to 4:00 pm (Calgary time) on the Business Day prior to the Maturity Date, to convert the whole, but not less than the whole, of the Principal Amount into fully paid and non-assessable Common Shares by providing to the Corporation at its head office in the City of Calgary, in the Province of Alberta, a written notice (a “Conversion Notice”), executed by the Holder or its attorney duly authorized in writing, exercising the right to convert this Debenture in accordance with the provisions of this Section 5.

(b)                       Provided that an Event of Default shall not have occurred and be continuing at the time, the Corporation shall have the right from and after the first anniversary of the date hereof and prior to 4:00 p.m. (Calgary time) on the Business Day prior to the Maturity Date, to require the Holder to convert the whole, but not less than the whole, of the Principal Amount into fully paid and non-assessable Common Shares by providing to the Holder, a written notice

(a “Mandatory Conversion Notice”), executed by the Corporation upon a resolution of the board of directors of the Corporation, exercising the right to convert this Debenture in accordance with the provisions of this Section 5.

(c)                        If the Holder gives the Conversion Notice in accordance with Section 5(a), or the Corporation gives the Mandatory Conversion Notice in accordance with Section 5(b), the Holder shall be entered into the books of the Corporation as at the date the Conversion Notice or Mandatory Conversion Notice, as applicable, is given as the holder of that number of Common Shares equal to the whole of the Principal Amount divided by the Conversion Price rounded up to the nearest whole number and within three Business Days of receiving the Conversion Notice or issuing the Mandatory Conversion Notice, as applicable, the Corporation shall deliver to the Holder a certificate or certificates for such Common Shares.

(d)                       In respect of any portion of the Principal Amount converted as aforesaid, the Holder shall be entitled to receive accrued and unpaid interest up to the date the Conversion Notice or Mandatory Conversion Notice, as applicable, is given. The accrued and unpaid interest in respect of any such portion of the Principal Amount shall be paid within three Business Days of the Corporation receiving the Conversion Notice or issuing the Mandatory Conversion Notice, as applicable.

(e)                        If any fractional interest in a Common Share would, except for the provisions of this Section 5, be deliverable upon the conversion of this Debenture, the Corporation shall, in lieu of delivering any certificate of fractional interest, satisfy the fractional interest by paying to the Holder an amount of lawful money of United States equal (computed to the nearest whole cent, and one-half of a cent being rounded up) to the amount of the Principal Amount of this Debenture is being converted after so much of the Principal Amount as is being converted into a whole number of Common Shares has been so converted.

Section 6                             Anti-Dilution Provisions

(a)                        If the Corporation:

(i)                          subdivides or redivides the outstanding Common Shares into a greater number of shares; or

(ii)                      combines, reduces or consolidates the outstanding Common Shares into a lesser number of shares;

(any such event being herein called a “Common Share Reorganization”), the Conversion Price shall be adjusted, effective immediately after the record date at which holders of Common Shares are determined for purposes of such Common Share Reorganization, to a price equal to the product of the Conversion Price immediately before such record date and the fraction of which:

(iii)                  the numerator is the number of Common Shares outstanding on such record date before giving effect to such Common Share Reorganization; and

(iv)                    the denominator is the number of Common Shares that are or would be outstanding immediately after such record date after giving effect to such Common Share Reorganization and assuming all rights to acquire Common Shares thereunder had been exercised.

(b)                       If there is:

(i)                          a reclassification of the Common Shares outstanding, a change of Common Shares into other shares or securities, or any other capital reorganization of the Corporation except as described in Section 6(a) or (b);

(ii)                      a consolidation, merger or amalgamation of the Corporation with or into another Person resulting in a reclassification of the Common Shares outstanding or a change of Common Shares into other shares or securities; or

(iii)                  a transaction whereby all or substantially all of the undertaking and assets of the Corporation become the property of another Person;

(any such event being herein called a “Corporate Reorganization”), the Holder upon exercise of its right to convert the whole or any part of the Principal Amount pursuant to Section 5 shall be entitled to receive and shall accept, in lieu of the Common Shares to which the Holder would otherwise have been entitled, the kind and number or amount of shares or other securities or property that the Holder would have been entitled to receive as a result of such Corporate Reorganization if, on the effective date thereof, the Holder had been the registered holder of the number of Common Shares which it would have received had it exercised the right of conversion immediately before such effective date.

Section 7                             Anti-Dilution Adjustment Procedure

The following rules and procedures shall be applicable to adjustments made pursuant to Section 6:

(a)                        The adjustments and readjustments provided for in Section 6 are cumulative and shall apply (without duplication) to successive issues, subdivisions, combinations, consolidations, distributions and other events that require such an adjustment.

(b)                       No such adjustment in the Conversion Price shall be made unless the price adjustment would result in an increase or decrease of at least 1% in such Conversion Price, provided that any such adjustment which, except for the provisions of this Section 7(b), would otherwise have been required to be made, shall be carried forward and taken into account in any subsequent adjustment.

(c)                        For the purposes of Section 6(a) and (b), there shall be deemed not to be outstanding:

(i)                          any Common Share owned by or held for the account of the Corporation;

(ii)                      any Common Share owned by or held for the account of any wholly-owned subsidiary of the Corporation; and

(iii)                  that percentage of the Common Shares owned by or held for the account of any subsidiary of the Corporation that is not a wholly-owned subsidiary, that is equal to the direct and indirect percentage interest of the Corporation in the outstanding shares of such subsidiary that carry a residual right to participate to an unlimited degree in its earnings and in its assets on liquidation or winding-up.

(d)                       In the absence of a resolution of the Board of Directors of the Corporation fixing a record date at which holders of Common Shares are determined for purposes of any event referred to in Section 6, the Corporation shall be deemed to have fixed as the record date herefore the date on which the event is effected or such other date as may be required by law.

(e)                        In the event of any question arising with respect to the application of any formula provided in Section 6, such questions shall be conclusively determined by a firm of chartered accountants appointed by the Corporation and acceptable to the Holder (who may be the auditors of the Corporation). Such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Holder.

(f)                          The Corporation shall give notice to the Holder, in the manner provided in Section 13, of its intention to (i) fix a record date for any event mentioned in Section 6 which may give rise to an adjustment in the number of Common Shares which may be acquired pursuant to Section 5, (ii) propose to issue, redeem, repurchase or cancel any Common Shares or Convertible Securities, including by way of a Dilutive Rights Offering or stock dividend, or (iii) propose a distribution or dividend of shares of the Corporation other than Common Shares, evidence of indebtedness, assets of the Corporation or rights, options or warrants to acquire any Common Shares or Convertible Securities or other securities or property of the Corporation and, in each case, the notice shall specify the particulars of the event and the record date and the effective date for the event; provided that the Corporation shall only be required to specify in the notice such particulars of the event as shall have been fixed and determined on the date on which such notice is given. Such notice shall be given not less than 14 days prior to the applicable record date, proposed issuance or commencement date or proposed date of an Issuer Bid.

Section 8                             Covenants

So long as this Debenture remains outstanding, the Corporation shall:

(a)                        preserve and maintain its corporate existence and all its rights, licences, powers, privileges, franchises and goodwill;

(b)                       except to the extent that failure to do so would not have a material adverse effect on the financial condition of the Corporation, carry on and continuously conduct its business in a lawful, efficient, diligent and businesslike manner and in accordance with good business practices;

(c)                        comply in all material respects with the requirements of all applicable laws, judgments, orders, decisions and awards;

(d)                       advise the Holder immediately upon becoming aware of any Event of Default and deliver to the Holder upon request a certificate in form and substance satisfactory to the Holder signed by a senior officer certifying that no Event of Default has occurred or, if such is not the case, specifying all Events of Default and their nature and status;

(e)                        at all times reserve and keep available out of its authorized Common Shares and solely for the purpose of conversion as in this Debenture provided, and conditionally allot to the Holder, such number of Common Shares as shall then be issuable upon the conversion. The Corporation covenants with the Holder that all Common Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable;

(f)                          not declare or agree to declare a Dilutive Rights Offering or stock dividend or a distribution or dividend of shares of the Corporation other than Common Shares, evidence of indebtedness, assets of the Corporation or rights, options or warrants to acquire any Common Shares or Convertible Securities or other securities or property of the Corporation;

(g)                        not commence or announce an intention to commence an Issuer Bid;

(h)                       until this Debenture becomes convertible in accordance with the terms hereof, not issue or agree to issue any Common Shares or other shares of the Corporation, nor any right,

warrant, option or other security directly or indirectly exercisable into, convertible into or exchangeable for any Common Share or other share of the Corporation, whether or not on conditions other than the issuance of options to purchase Common Shares in accordance with the NovAtel Inc. Employee Stock Option Plan, the NovAtel Inc. Directors’ Stock Option Plan and the 2007 Equity Incentive Plan and the issue of Common Shares upon the exercise of options thereunder;

(i)                          other than in connection with a delisting as a result of a successful tender offer, use its commercially reasonable efforts to maintain the listing of the Common Shares upon a recognized stock exchange in North America and cause the Common Shares issuable upon the conversion of the whole or any part of the Principal Amount to be included within the listed shares of the Corporation; and

(j)                           provide to the Holder:

(i)                          unaudited quarterly financial statements of the Corporation for each calendar quarter not later than 90 days after the end of each such quarter; and

(ii)                      audited year end financial statements of the Corporation for each calendar year not later than 180 days after the end of each such year.

Section 9                             Representations and Warranties

The Corporation represents and warrants to the Holder as follows:

(a)                        the Corporation is duly organized, legally existing and in good standing under the laws of Canada and is duly authorized to do business in the Province of Alberta and in each other jurisdiction where a failure so to qualify would have a materially adverse effect on the business or operations of the Corporation;

(b)                       the Corporation is duly authorized and empowered to execute, deliver and perform its obligations under this Debenture and all corporate action on the part of the Corporation for the due execution, delivery and performance by the Corporation of this Debenture has been duly and effectively taken;

(c)                        this Debenture constitutes valid and binding obligations of the Corporation, enforceable in accordance with its terms (except that such enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights and that specific performance and other equitable remedies are subject to the discretion of the courts before which such remedies are sought);

(d)                       this Debenture does not and shall not violate any provisions of the Articles of Incorporation or By-Laws of the Corporation, or any contract, agreement, instrument or governmental requirement to which the Corporation is subject.

Section 10                      Holder’s Right to Perform

If the Corporation fails to perform any act it is required to perform hereunder, or to pay any money it is required to pay hereunder, the Holder may perform or cause to be performed such act or pay such amount at the Corporation’s expense, and thereupon, without prejudice to the rights of the Holder to damages and other remedies available at law or in equity hereunder or otherwise, the Corporation shall immediately repay to the Holder, all reasonable expenses so incurred and all amounts so paid by the Holder, together with interest thereon at a rate of 4% per annum accruing daily and compounded monthly from and after the date of incurring such expenses or the making of such payments

Section 11                      Events of Default

(a)                        Definition:   Any of the following events shall constitute an Event of Default:

(i)                          Failure to Pay the Principal Amount.   If the Corporation fails to pay the Principal Amount on the day the same becomes due and payable pursuant hereto.

(ii)                      Failure to Pay Other Amounts.   If the Corporation fails to pay interest or other amount, other than the Principal Amount, when due and payable hereunder and such failure continues for three Business Days after receipt by the Corporation of written notice of such failure from the Holder.

(iii)                  Other Breaches.   If the Corporation defaults in a material way in the observance or performance of any covenant in this Debenture and such default remains unremedied or uncured for a period of 30 days after receipt of notice of the occurrence thereof.

(iv)                    Misrepresentation.   If any representation or warranty made by the Corporation in this Debenture shall be untrue in any material respect on the date hereof or on, and as of, any subsequent date and remains unremedied or uncured for a period of 30 days after receipt of notice of the occurrence thereof.

(v)                        Failure to Pay.   If the Corporation fails to pay the principal of, or premium or interest on, any of its debt (other than this Debenture) which is outstanding in an aggregate principal amount exceeding $5,000,000 when such amount becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to the debt without waiver of failure by the holder of the debt; or any other event occurs or condition exists and continues after the applicable grace period, if any, specified in any agreement relating to any such debt without waiver by the holder of the debt, if its effect is to accelerate, or permit the acceleration of the debt; or any such debt shall be declared to be due and payable prior to its stated maturity and the declaration has not been rescinded by the holder of the debt;

(vi)                    Judgments.   If a final judgment or judgments for the payment of money shall be rendered against the Corporation in an amount in excess of $5,000,000 in the aggregate and the same shall remain undischarged for a period of 30 days during which period such judgment or judgments shall not be on appeal or execution thereof shall not be effectively stayed, other than a judgment described in the Disclosure Letter to the Subscription and Support Agreement made as of October 8, 2007 between the Corporation and the Holder.

(vii)                Execution or Attachment.   If one or more writs of execution, attachment or similar processes shall be issued or levied against the property of the Corporation in connection with any final judgments, orders or decisions requiring the payment, in the aggregate, of more than $5,000,000 by the Corporation and such writs of execution, attachment or similar processes are not released, bonded, satisfied, discharged, vacated or stayed within 30 days after their entry, commencement or levy.

(viii)            Voluntary Insolvency.   If the Corporation shall:

(A)                    apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets;

(B)                     make or threaten to make a general assignment for the benefit of creditors or make or threaten to make a bulk sale of its assets;

(C)                     commence any case, proceeding or other action under any existing or future law relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or (other than as permitted hereunder) seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or an arrangement with creditors or taking advantage of any insolvency law or proceeding for the relief of debtors, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or

(D)                    take corporate action for the purpose of effecting any of the foregoing.

(ix)                    Involuntary Insolvency.   If any case, proceeding or other action shall be instituted in any court of competent jurisdiction against the Corporation seeking in respect of the Corporation an adjudication in bankruptcy, reorganization, dissolution, winding-up, liquidation, a composition or arrangement with creditors, a readjustment of debts, the appointment of a trustee, receiver, liquidator or the like of the Corporation or of all or any substantial part of its assets, or any other like relief in respect of the Corporation under any bankruptcy or insolvency law and, if such case, proceeding or other action is being contested by the Corporation in good faith, the same shall continue undismissed or unstayed and in effect for any period of 30 consecutive days (or such longer period, not exceeding 60 days, as is required to dismiss or stay or render ineffective such case, proceeding or other action); provided that if an order, decree or judgment is granted (whether or not entered or subject to appeal) against the Corporation thereunder, or a trustee, receiver or liquidator is appointed, in the interim and such order, decree, judgment or appointment is not stayed or discharged within five days of it being granted, such grace period shall cease to apply.

(x)                        Other Insolvency Events.   If the Corporation shall:

(A)                    be unable to pay its debts generally as they become due or admit that it is unable to do so; or

(B)                     commit or threaten to commit an act of bankruptcy under the Bankruptcy and Insolvency Act (Canada) or any statute passed in substitution therefor, as amended from time to time.

(xi)                    Change of Control.   If it shall have been publicly disclosed that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the United States Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of 20% or more of the outstanding Common Shares has been acquired by any Person (including, without limitation, the Corporation or any of its Subsidiaries or affiliates), other than the Holder or any of its affiliates.

(b)                       Acceleration of Indebtedness:   If any Event of Default shall occur, the Holder may by notice to the Corporation (an “Acceleration Notice”) declare the Principal Amount and all unpaid accrued interest thereon and all other amounts payable hereunder to be due and payable, whereupon the same shall be due and payable, without presentment, demand, notice of dishonor, protest or further notice of any kind, all of which are hereby expressly waived by Corporation; provided that upon the occurrence of an Event of Default specified in Section 11(a)(vii) or Section 11(a)(viii), all such indebtedness automatically become due and payable, without any requirement that notice be given to the Corporation.

(c)                        Remedies:   After the occurrence of an Event of Default specified in Section 11(a)(vii) or Section 11(a)(viii) or the delivery of an Acceleration Notice:

(i)                          the Holder may institute any action or proceeding at law or in equity for the collection of any amounts due hereunder or performance of any covenant contained herein, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Corporation and collect in the manner provided by law out of the property and assets of the Corporation, wherever situate, the moneys adjudged or decreed to be payable; or

(ii)                      the Holder may file such proofs of claim and other papers or documents as may be necessary or advisable to have the claims of the Holder lodged in any bankruptcy, winding-up or other judicial proceedings relating to the Corporation or for the enforcement of any other legal or equitable remedy.

Notwithstanding anything else contained herein, the Holder shall not be liable or accountable for any failure to exercise its remedies nor shall the Holder have any obligation to take any steps to preserve rights against prior parties and shall not be liable or accountable for failure to do so.

The rights and remedies of the Holder under this Debenture are cumulative and are in addition to and not in substitution for any rights or remedies provided by applicable law and any single or partial exercise by the Holder of any right or remedy for a default or breach of any term, covenant, condition or agreement herein shall not be deemed to be a waiver of or to alter, affect or prejudice any other right or remedy or other rights or remedies to which the Holder may be lawfully entitled for the same default or breach, and any waiver by the Holder of the strict observance, performance or compliance with any term, covenant, condition or agreement herein contained, and any indulgence granted by the Holder shall be deemed not to be a waiver of any subsequent default or breach.

(d)                       Set-Off:   In addition to and not in limitation of any rights now or hereafter provided by law, if the repayment of all amounts hereunder is accelerated pursuant to Section 11(b), the Holder may at any time and from time to time without notice to the Corporation or to any other Person set-off and apply any and all indebtedness (matured or unmatured) owing by the Holder to the Corporation against the obligations and liabilities of the Corporation to the Holder under this Debenture.

Section 12                      Discharge

Upon payment by the Corporation to the Holder of all amounts payable pursuant to this Debenture, the Holder shall, upon written request of the Corporation, deliver up this Debenture to the Corporation and shall, at the expense of the Corporation execute and deliver to the Corporation such deeds or other documents as shall be requisite to release and discharge this Debenture

Section 13                      Notices

Any demand, notice or other communication (collectively, a “notice”) given in connection with this Debenture shall be given in writing and shall be given by personal delivery, by registered mail or by facsimile addressed to the recipient as follows:

(a)                        in the case of the Corporation:

1120 - 68th Avenue N.E.

Calgary, Alberta, Canada T2E 8S5

Fax: (403) 295-0230

Attn: Jonathan Ladd

with a copies to:

McCarthy Tetrault LLP

Suite 3300, 421 - 7th Avenue S.W.

Calgary, AB T2P 4K9

Canada

Fax: (403) 260-3501

Attn.: Richard Shaw/Andrew Grasby

Orrick, Herrington & Sutcliffe LLP

405 Howard Street

San Francisco, CA 94105

Fax: (415) 773-5759

Attn.: Alan Talkington/Brett Cooper

(b)                       in the case of Hexagon Navigation Limited:

Hexagon AB

Cylindervagen 12

P. O. Box 112

SE-13126 Nacka Strand

Sweden

Fax: 46 8601 2621

Attn: Ola Rollén

with a copies to:

Hexagon

1 Riverside, Manbre Road

Hammersmith, London W6 9WA

Fax: 44 20 8600 7231

Attn: Frederick London

and

Stikeman Elliott LLP

4300 Bankers Hall West

888 - 3rd Street SW

Calgary, Canada T2P 5C5

Fax (403) 266-9034

Attn: Christopher W. Nixon/Craig Story

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax (212) 759-3990

Attention Edwin S. Maynard/Ariel J. Deckelbaum

or to such other address, individual or facsimile number as may be designated by notice given by the Corporation to the Holder or by the Holder to the Corporation. A notice given by personal delivery shall be deemed to have been given on the day of actual delivery thereof, provided that a notice shall not be given by personal delivery except during normal business hours on a Business Day. A notice given by registered mail shall be deemed to have been given on the day of actual receipt thereof:. A notice given by facsimile shall be deemed to have been given on the day of transmittal thereof if given during normal business hours at the location of the addressee on a Business Day and otherwise on the next Business Day thereafter.

Section 14                      Holder’s Expenses

The Corporation agrees to pay to the Holder forthwith upon demand all costs, charges and expenses (including legal fees on a solicitor and his own client basis) incurred by the Holder in recovering or enforcing payment of any of the monies owing hereunder, together with interest thereon at a rate of 4% per annum accruing daily and compounded Monthly from and after the date of incurring such costs, charges and expenses.

Section 15                      Inurement

This Debenture and all its provisions shall inure to the benefit of the Holder and its successors and assigns and shall be binding upon the Corporation and its successors and permitted assigns.

Section 16                      Governing Law

This Debenture shall be construed and enforced in accordance with and be governed by, the laws of the Province of Alberta excluding any conflicts of law, rule or principle which might refer such construction to the laws of another jurisdiction, This Debenture has been entered into in the Province of Alberta. The Corporation hereby attorns to the non-exclusive, jurisdiction of the courts of the Province of Alberta and the Supreme Court of Canada for all purposes pertaining to this Debenture.

Section 17                      Severability

If any provision of this Debenture is deemed by any court of competent jurisdiction to be invalid or void, the remaining provisions shall remain in full force and effect.

Section 18                      Assignment

The Holder may assign this Debenture in whole or in part.

Section 19                      Waiver

No amendment or waiver of any provision of this Debenture, nor consent to any departure by the Corporation or any other Person from such provisions, is effective unless in writing and approved by the Holder. Any amendment, waiver or consent is effective only in the specific instance and for the specific purpose for which it was given. No failure on the part of the Holder to exercise, and no delay in exercising, any right under this Debenture shall operate as a waiver of such right; nor shall any single or partial exercise of any right under this Debenture preclude any other or further exercise of such right or the exercise of any other right.

Section 20                      Interpretation

In this Debenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)                        wherever the singular or masculine or neuter is used, the same shall be construed as meaning the plural or feminine or body corporate and vice versa;

(b)                       “this Debenture” means this agreement as from time to time supplemented or amended by one or more agreements entered into pursuant to the applicable provisions hereof;

(c)                        all references in this Debenture to dollars, unless otherwise specifically indicated, are expressed in United States currency.

(d)                       a reference to a Section or other subdivision is to the designated Section or other subdivision of this Debenture;

(e)                        headings are for convenience only and do not form a part of this Debenture and are not to intended to interpret, define or limit the scope, extent or intent of this Debenture or any provision hereof;

(f)                          the word “including”, means “including without limiting the generality of the foregoing”;

(g)                        all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with Canadian generally accepted accounting principles;

(h)                       any reference to a statute shall include and shall be deemed to extend to or include such statute and the regulations made pursuant thereto, and any amendments or re-enactments of such statute;

(i)                          any reference to any Person shall include and shall be deemed to include the successors and permitted assigns of such Person.

IN WITNESS WHEREOF the Corporation has executed this Debenture by its proper officers duly authorized in that behalf as of the 17th day of October, 2007.

NOVATEL INC.

Per:	/s/ Werner Garnter
	Name:	Werner Garnter
	Title:	Executive Vice President,
Chief Financial Officer and
Secretary